IN THE UNITED STATES BANKRUPTCY COURT

                    FOR THE MIDDLE DISTRICT OF NORTH CAROLINA

                             WINSTON-SALEM DIVISION

IN RE:                                              )
                                                    )
                                                    )
BRENDLE'S INCORPORATED                              )CASE NUMBER B-96-50495C-11W
                                                    )
                                                    )
                           DEBTOR.                  )

--------------------------------------------------------------------------------


                  DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION

                                OCTOBER 16, 1996
--------------------------------------------------------------------------------




R. Bradford Leggett
C. Edwin Allman, III
M. Joseph Allman
ALLMAN SPRY LEGGETT & CRUMPLER, P.A.
380 Knollwood Street, Suite 700
Post Office Drawer 5129
Winston-Salem, NC 27113-5129
Telephone:  (910) 722-2300
Counsel for the Debtor


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                                TABLE OF CONTENTS



ARTICLE I.........................................................................................................1
         SUMMARY OF PLAN..........................................................................................1

ARTICLE II........................................................................................................4
         DEFINITIONS..............................................................................................4
                  2.1      Administrative Expense.................................................................4
                  2.2      Allowed................................................................................4
                  2.3      Ballot.................................................................................5
                  2.4      Bankruptcy Administrator...............................................................5
                  2.5      Bankruptcy Causes of Action............................................................5
                  2.6      Bankruptcy Code........................................................................5
                  2.7      Bankruptcy Court.......................................................................5
                  2.8      Bankruptcy Rules.......................................................................5
                  2.9      Brenco.................................................................................6
                  2.10     Brendle's or Brendle's Incorporated....................................................6
                  2.11     Business Day...........................................................................6
                  2.12     Causes of Action.......................................................................6
                  2.13     Chapter 11.............................................................................6
                  2.14     Chapter 11 case........................................................................6
                  2.15     Claim..................................................................................6
                  2.16     Class..................................................................................6
                  2.17     Committees.............................................................................6
                  2.18     Company................................................................................7
                  2.19     Confirmation Date......................................................................7
                  2.20     Confirmation Order.....................................................................7
                  2.21     Contingent Assets......................................................................7
                  2.22     Convenience Claim......................................................................7
                  2.23     Creditor...............................................................................7
                  2.24     Debtor.................................................................................7
                  2.25     Debtor's First Case....................................................................7
                  2.26     Default................................................................................7
                  2.27     Disclosure Statement...................................................................7
                  2.28     Discounted Cash Option.................................................................7
                  2.29     Disputed Claim.........................................................................8
                  2.30     Disputed Claim Reserve.................................................................8
                  2.31     Effective Date.........................................................................8
                  2.32     Election Form..........................................................................8
                  2.33     Employee Wage or Benefit Claim.........................................................8
                  2.34     Entity.................................................................................9
                  2.35     Equity Security Holders Committee......................................................9



                                       ii

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                  2.36     Estate Property........................................................................9
                  2.37     Excess Liquidation Proceeds............................................................9
                  2.38     Filing Date............................................................................9
                  2.39     Final Order............................................................................9
                  2.40     Foothill Capital Corporation or Foothill...............................................9
                  2.41     General Unsecured Claim................................................................9
                  2.42     Impaired Claims.......................................................................10
                  2.43     Initial Distributions.................................................................10
                  2.44     Insurance Proceeds....................................................................10
                  2.45     Interest..............................................................................10
                  2.46     Liquidation...........................................................................10
                  2.47     Liquidation Fund......................................................................10
                  2.48     Liquidation Order.....................................................................10
                  2.49     Liquidation Term......................................................................10
                  2.50     Participation Rights..................................................................11
                  2.51     Plan..................................................................................11
                  2.52     Priority Claim........................................................................11
                  2.53     Real Estate Proceeds..................................................................11
                  2.54     Reorganization........................................................................11
                  2.55     Reorganization Credit Facility........................................................11
                  2.56     Reorganization Notes..................................................................12
                  2.57     Reorganized Debtor or Company.........................................................12
                  2.58     Secured Claim.........................................................................12
                  2.59     Stock of Brendle's Incorporated.......................................................12
                  2.60     Substantial Consummation..............................................................12
                  2.61     Tax Claims............................................................................12
                  2.62     Tax Refunds...........................................................................13
                  2.63     Unsecured Claim.......................................................................13
                  2.64     Unsecured Creditor....................................................................13
                  2.65     Unsecured Creditors Committee.........................................................13

ARTICLE III......................................................................................................13
         CLASSIFICATION, IMPAIRMENT AND TREATMENT OF
                  CLAIMS AND INTERESTS...........................................................................13
                  3.1      Class 1 - Administrative Expenses.....................................................13
                           a.       Classification...............................................................13
                           b.       Impairment...................................................................13
                           c.       Treatment....................................................................13
                  3.2      Class 2 - Wage and Benefit Claims.....................................................14
                           a.       Classification...............................................................14
                           b.       Impairment...................................................................14
                           c.       Treatment....................................................................14
                  3.3      Class 3 - Tax Claims..................................................................14



                                       iii

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                           a.       Classification...............................................................14
                           b.       Impairment...................................................................14
                           c.       Treatment....................................................................14
                  3.4      Class 4 - Foothill Capital Corporation Secured Claim..................................16
                           a.       Classification...............................................................16
                           b.       Impairment...................................................................16
                           c.       Treatment....................................................................16
                  3.5      Class 5 -AT&T Capital Corporation Claim...............................................16
                           a.       Classification...............................................................16
                           b.       Impairment...................................................................16
                           c.       Treatment....................................................................16
                  3.6      Class 6 - General Unsecured Claims....................................................17
                           a.       Classification...............................................................17
                           b.       Impairment...................................................................17
                           c.       Treatment....................................................................17
                  3.7      Class 7 - Convenience Claims..........................................................21
                           a.       Classification...............................................................21
                           b.       Impairment...................................................................21
                           c.       Treatment....................................................................21
                  3.8      Class 8 - Shareholders................................................................21
                           a.       Classification...............................................................21
                           b.       Impairment...................................................................21
                           c.       Treatment....................................................................22

ARTICLE IV.......................................................................................................22
         IMPLEMENTATION OF THE PLAN..............................................................................22
                  4.1      Generally.............................................................................22
                  4.2      Funding Requirement...................................................................22
                  4.3      Funding Sources.......................................................................23
                  4.4      Revesting of Property in the Company..................................................23
                  4.5      Shareholders Meeting..................................................................24

ARTICLE V........................................................................................................24
         DEFAULT AND LIQUIDATION PROVISIONS......................................................................24
                  5.1      Generally.............................................................................24
                  5.2      Default...............................................................................24
                           (a)      DIP Financing Default........................................................24
                           (b)      EBITDA Default...............................................................25
                           (c)      Inventory Default............................................................25
                           (d)      Payment Default..............................................................25
                           (e)      Plan Modification............................................................25
                  5.3      Effect of Default.....................................................................25
                           (a)      Entry of Liquidation Order...................................................25



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                           (b)      Creation of Liquidation Fund.................................................26
                           (c)      Submission of Liquidation Budget and Reporting Requirements..................26
                           (d)      Sale of Operating Assets.....................................................27
                  5.4      Cure Provision........................................................................27
                  5.5      Liquidation Upon Motion of the Debtor.................................................28
                  5.6      Distribution Priority.................................................................28
                           (a)      Liquidation Costs............................................................28
                           (b)      Administrative Expenses of Professionals.....................................28
                           (c)      Priority Claims and Unsecured Claims.........................................29
                           (d)      Equity Interests.............................................................29
                  5.7      Preservation of Certain Assets........................................................30
                           (a)      Life Insurance Policies......................................................30
                           (b)      Tax Refunds Claimed by the Company Pursuant to Section 172 of the
                                    Internal Revenue Code........................................................30

ARTICLE VI.......................................................................................................31
         ACCEPTANCE OR REJECTION OF THE PLAN.....................................................................31
                  6.1      Separate Voting.......................................................................31
                  6.2      Acceptance by Classes.................................................................31
                  6.3      Persons entitled to vote..............................................................31

ARTICLE VII......................................................................................................31
         PROVISIONS CONCERNING UNDELIVERABLE DISTRIBUTIONS.......................................................31
                  7.1      Undeliverable Distributions...........................................................31

ARTICLE VIII.....................................................................................................32
         EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................................................32
                  8.1      Assumption and Rejection Under Reorganization.........................................32
                  8.2      Assumption and Rejection Upon Liquidation.............................................33
                  8.3      Bar to Rejection Damages..............................................................33

ARTICLE IX.......................................................................................................33
         PROCEDURES FOR RESOLVING DISPUTED CLAIMS................................................................33
                  9.1      Objections to Claims..................................................................33
                  9.2      Payments and Distributions with respect to Disputed Claims:...........................34
                  9.3      Timing of Payments and Distributions with respect to Disputed Claims
                                                                                                                 34
                  9.4      Retention and Enforcement of Rights...................................................34
ARTICLE X........................................................................................................35
         RELEASES, TERMINATIONS AND SETTLEMENTS OF CLAIMS........................................................35
                  10.1     Discharge and Release by Holders of Claims and Interests:.............................35
                  10.2     Termination of Guaranties and Claims of Subordination.................................36




                                        v

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                  10.3     Survival of Indemnification Obligations...............................................37
                  10.4     Preferences...........................................................................38
                  10.5     No Release Upon Liquidation...........................................................38

ARTICLE XI.......................................................................................................38
         EFFECTUATION AND SUPERVISION OF PLAN....................................................................38
                  11.1     Retention of Jurisdiction.............................................................38
                  11.2     Committees............................................................................39

ARTICLE XII......................................................................................................40
         MISCELLANEOUS PROVISIONS................................................................................40
                  12.1     Compliance with Tax Requirements......................................................40
                  12.2     Binding Effect of Plan................................................................41
                  12.3     Non-voting Stock......................................................................41
                  12.4     Authorization of Corporate Action.....................................................41
                  12.5     Modification of this Plan.............................................................41
                  12.6     Captions..............................................................................41
                  12.7     Method of Notice......................................................................41
                  12.8     Reservation...........................................................................42
                  12.9     Savings Clause........................................................................42




                                       vi

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         Brendle's Incorporated, Debtor in the above-captioned Chapter 11 proceeding, proposes the following First Amended Plan of Reorganization pursuant to Section 1121(a) of the Bankruptcy Code:

                                   ARTICLE I
                                 SUMMARY OF PLAN
         The original Plan of Reorganization, accompanied by a Disclosure
Statement, was filed with the Court on August 14, 1996. Although the Plan was designated as a Plan of Reorganization, the Plan had default provisions which effectively converted the Plan to one of Liquidation in the event the Company was unable to fund its obligations thereunder within a given period of time.
This First Amended Plan is the result of considerable negotiations with the Unsecured Creditors Committee concerning its terms. As a result of such negotiations, this First Amended Plan contains certain additional "triggers" which would cause the liquidation of the Company if the Company is unable to achieve certain minimal levels of performance during the October and November, 1996 period. This Plan, therefore, is designed alternatively both as a Reorganization and, if necessary, a Liquidation Plan. It is possible that confirmation of this Plan will occur prior to a final determination concerning whether the Company will be reorganized or liquidated. This Plan is designed to cover both situations. If the Company is able to secure exit financing from an asset based lender in an amount sufficient to fund the Initial Distributions to Creditors, the Plan will be consummated as a Reorganization. Otherwise, the Plan will be consummated as a Liquidation.
         If consummated as a Reorganization, this Plan provides for the full payment of all Creditor Claims over a period not to exceed five (5) years from the Effective Date. All Administrative, Secured and Priority Claims will be paid in full, in cash, on the Effective Date or as soon thereafter



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as the same may be determined and allowed. Unsecured Creditors will receive a cash distribution of thirty-five percent (35%) and a Reorganization Note for the remaining sixty-five percent (65%) of their respective Allowed Claims on the Effective Date. The Reorganization Notes will bear interest at the rate of eleven percent (11%) per annum and will be paid in the following manner:
Interest only on the first and second anniversary dates of the Reorganization
Note; on the third and fourth anniversary dates principal and interest based on a twelve (12) year amortization; and the balance of principal and accrued interest shall be due on the fifth anniversary date of the Note. The Plan gives
Unsecured Creditors a Discounted Cash Option pursuant to which each may elect to receive a one time cash distribution equal to sixty-five percent (65%) of its Allowed Unsecured Claim on the Effective Date in full and complete satisfaction of such Allowed Claim, except that additional payments of up to the remaining thirty-five percent (35%) of such Allowed Claim may be made as the result of Participation Rights granted to Unsecured Creditors in the Contingent Assets.
         The Plan is premised upon the successful implementation of a strategic business plan based initially on the operations of twelve (12) stores. The strategic business plan is described in greater detail in the Disclosure
Statement, but generally it involves significant corporate downsizing coupled with new business and merchandising strategies for the operating stores. The
Company's performance during the past six (6) weeks under the strategic business plan has been less than satisfactory and the Company has experienced sales considerably below that which it had projected.
         The Plan contemplates that Brendle's will secure a loan commitment which will serve as its exit financing and which, when combined with available cash then on deposit, will enable Brendle's to meet its initial cash payment obligations under the Plan, including the payment of Claims of Unsecured Creditors electing the Discounted Cash Option offered by the Plan.
Thereafter, operating

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revenues and credit advances will be used to make the remaining Reorganization
Note payments to Creditors.
         Although the Plan is one of Reorganization, it alternatively provides for the liquidation of the Company in the event the Company is unable to meet its initial funding obligations to Unsecured Creditors contemplated herein. In addition, this Plan provides for the liquidation of the Company in the event that the Company is unable to meet certain minimum performance criteria for the months of October and November, 1996 and exit financing for the purpose of funding the Reorganization Plan requirements is not available. Finally, although the minimal performance criteria contained herein may otherwise be met, the Plan also provides that the Company's Board of Directors may direct the Company to file a motion with the Bankruptcy Court seeking the entry of an Order of Liquidation in the event the Board determines, in the exercise of its reasonable business judgment based on circumstances then existing, that the Company is not viable as a going concern.
         The Plan may be thus consummated as a Plan of Reorganization (if the Company is able to make the Initial Distributions to Creditors) or as a Plan of Liquidation (if the Company is unable to make the Initial Distributions). In the event the Plan is consummated as a Reorganization, payments to Unsecured
Creditors holding Allowed Claims would be made on or before January 15, 1997. In the event the Plan is consummated as a Liquidation, such liquidation will likely begin in December, 1996 or January, 1997.


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                                   ARTICLE II
                                   DEFINITIONS
         The capitalized terms used in this Plan shall have the meanings set forth in this Article II. Any term defined in the Bankruptcy Code or Bankruptcy
Rules and not otherwise defined in this Article II shall have the meaning set forth in the Bankruptcy Code or Bankruptcy Rules. A reference to an "Article" or a "Paragraph" refers to an Article or a Paragraph of the Plan. A reference to a
"Section" refers to a Section of the Bankruptcy Code. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply in the interpretation of the Plan.
         2.1 ADMINISTRATIVE EXPENSE: Any cost or expense of administration of the Chapter 11 case allowed under Section 503(b) including, without limitation, any such allowed items constituting (a) actual and necessary post-petition costs and expenses of preserving the Debtor's estate or operating the business of the
Debtor, (b) post-petition costs and indebtedness or obligations duly and validly incurred or assumed by the Debtor, (c) payments to cure defaults on executory contracts and unexpired leases under Paragraph 8.1, or (d) compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under
Section 330(a).
         2.2 ALLOWED: With respect to Claims and Interests, (a) any Claim against or Interest in the Debtor, proof of which was timely filed or by order of the Bankruptcy Court was not required to be filed, or (b) any Claim or
Interest that has been, or hereafter is, listed in the schedules of liabilities filed by the Debtor as liquidated in amount and not disputed or contingent, and, in each such case in (a) and (b) above, as to which either (i) no objection to the allowance thereof has been filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy
Court, or (ii) an objection has been filed and not withdrawn and the Claim


                                        4

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or Interest has been allowed by a Final Order (but only to the extent so allowed). Unless otherwise expressly specified in the Plan, an Allowed Claim shall not include post-petition interest on the principal amount of the Claim. With respect to General Unsecured
Claims, such Claims shall be allowed only after adjustment for stock balancing and returns for damaged goods and advertising credits.
         2.3 BALLOT: The form or forms for voting on the Plan that will be distributed to holders of Claims or Interests in Classes that are impaired under the Plan and entitled to vote under Section 1126. The Ballot to be distributed to Unsecured Creditors shall contain an election form consistent with the provisions of Paragraph 3.6(c)(1)(B).
         2.4 BANKRUPTCY ADMINISTRATOR: The duly appointed Bankruptcy
Administrator, or an authorized representative of the Bankruptcy Administrator for the Middle District of North Carolina.
         2.5 BANKRUPTCY CAUSES OF ACTION: Any and all claims, rights and Causes of Action created by the Bankruptcy Code in favor of the Debtor, including all claims, rights and Causes of Action arising under any of the Sections 502, 510, and 542 through 553, inclusive.
         2.6 BANKRUPTCY CODE: Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 case.
         2.7 BANKRUPTCY COURT: The United States Bankruptcy Court for the Middle
District of North Carolina, and any Appellate Court that exercises jurisdiction over the Chapter 11 case, also referred to herein as the "Court".
         2.8 BANKRUPTCY RULES: The Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 case.


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         2.9 BRENCO: A North Carolina general partnership consisting of Douglas
D. Brendle, S. Floyd Brendle, William F. Cosby, and two trusts under an agreement with J. Harold Brendle, dated October 20, 1982, which leases stores and a corporate office building to the Debtor.
         2.10 BRENDLE'S OR BRENDLE'S INCORPORATED: A North Carolina corporation and Debtor in the Chapter 11 case bearing Case No. B-96-50495C-11W.
         2.11 BUSINESS DAY: Any day other than a Saturday, Sunday or Legal
Holiday.
         2.12 CAUSES OF ACTION: Any and all actions, claims, demands and liabilities, whether known or unknown, in law, equity, or otherwise, held by or against the Debtor.
         2.13 CHAPTER 11: Chapter 11 of Title 11 of the United States Code.
         2.14 CHAPTER 11 CASE: In re Brendle's Incorporated, Case No.
96-50495-C-11W pending in the Bankruptcy Court.
         2.15 CLAIM: Any right to (a) payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
         2.16 CLASS: Shall mean any one of the Classes of Claims or Interest designated in Article III of the Plan.
         2.17 COMMITTEES: Collectively, the Equity Security Holders Committee
and the Unsecured Creditors Committee.

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         2.18 COMPANY: Brendle's Incorporated.
         2.19 CONFIRMATION DATE: The date on which the Confirmation Order is entered.
         2.20 CONFIRMATION ORDER: The Order of the Bankruptcy Court confirming the Plan.
         2.21 CONTINGENT ASSETS: Collectively, the Tax Refunds, the Insurance
Proceeds, the Real Estate Proceeds, and Excess Liquidation Proceeds.
         2.22 CONVENIENCE CLAIM: Any General Unsecured Claim against the Debtor that is Allowed in an amount of $100.00 or less.
         2.23 CREDITOR: Any entity that is the holder of either a Claim against the Debtor that arose on or before the Filing Date or a Claim against the
Debtor's estate of the kinds specified in Sections 502(g), 502(h) or 502(i).
         2.24 DEBTOR: Brendle's Incorporated, a debtor in possession under
Chapter 11.
         2.25 DEBTOR'S FIRST CASE: The Chapter 11 cases filed in 1992 in the
Bankruptcy Court styled In re Brendle's Stores, B-92-14520 C-11W and In re
Brendle's Incorporated, B-92-14519 C- 11W.
         2.26 DEFAULT: The occurrence of an event described in Paragraph 5.2.
         2.27 DISCLOSURE STATEMENT: The Disclosure Statement describing this
Plan, prepared in accordance with Section 1125 and approved by Order of the
Bankruptcy Court.
         2.28 DISCOUNTED CASH OPTION: The option pursuant to which a holder of an Allowed Unsecured Claim may elect to forego receipt of a Reorganization Note and elect instead to receive on the Effective Date a total cash payment of sixty-five percent (65%) of its Allowed Unsecured


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on the Effective Date a total cash payment of sixty-five percent (65%) of its
Allowed Unsecured Claim in full satisfaction thereof. However, Creditors electing the Discounted Cash Option shall have Participation Rights in the Contingent Assets.
         2.29 DISPUTED CLAIM: Any Claim (a) that is scheduled by the Debtor as disputed, contingent or unliquidated, or (b) proof of which has been filed with the Bankruptcy Court and with respect to which an objection to its allowance, in whole or in part, has been filed or will be filed within the applicable limitation period, and which objection has not been withdrawn, settled or determined by a Final Order.
         2.30 DISPUTED CLAIM RESERVE: Either (a) the availability under a post-confirmation credit facility (including the Reorganization Credit Facility) which availability is specifically reserved for the payment of Disputed Claims, or (b) an interest-bearing escrow account which shall hold funds sufficient for the payment of Disputed Claims.
         2.31 EFFECTIVE DATE: If consummated as a Reorganization, the Effective
Date shall be the date of Substantial Consummation of this Plan and shall not occur prior to the day following the Confirmation Date nor later than January
15, 1997 (provided the Confirmation Order is final).Notwithstanding the foregoing, in the event the Liquidation Order is entered, the Effective Date shall be ten days after the date the Liquidation Order becomes a Final Order.
         2.32 ELECTION FORM: The form attached to or made a part of the Ballot by which Unsecured Creditors may elect the Discounted Cash Option.
         2.33 EMPLOYEE WAGE OR BENEFIT CLAIM: A Priority Claim asserted under
Section 507(a)(3) or (4).


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         2.34 ENTITY: Any individual, corporation, limited or general partnership, joint venture, association, estate, entity, trust, trustee, unincorporated organization, government, governmental unit, agency or political subdivision thereof.
         2.35 EQUITY SECURITY HOLDERS COMMITTEE: The Committee of Equity
Security Holders appointed by the Bankruptcy Court pursuant to Order entered on
May 2, 1996.
         2.36 ESTATE PROPERTY: Shall mean all of the property of the Debtor as defined in Section 541. If the Plan is consummated as a Reorganization, Estate
Property shall revest to Brendle's upon the initial payments to Class 6
Creditors in amounts sufficient to cause Substantial Consummation to occur. If the Plan is consummated as a Liquidation, Estate Property shall not revest but shall be liquidated in accordance with the terms and conditions of this Plan, under and pursuant to the control and jurisdiction of the Bankruptcy Court.
         2.37 EXCESS LIQUIDATION PROCEEDS: The proceeds generated from the sale of substantially all assets of the Debtor which are actually received by the
Debtor within twelve months of the Effective Date, to the extent the same are in excess of all liabilities (exclusive of Participation Rights) which a court of competent jurisdiction would recognize and enforce against the Debtor.
         2.38 FILING DATE: April 16, 1996, the date the Chapter 11 Petition was filed by the Debtor.
         2.39 FINAL ORDER: An order, ruling or judgment of the Bankruptcy Court which is no longer subject to review, reversal, modification or amendment by appeal or writ of certiorari.
         2.40 FOOTHILL CAPITAL CORPORATION OR FOOTHILL: The Debtor's
post-petition secured lender.
         2.41 GENERAL UNSECURED CLAIM: Any Unsecured Claim other than an
Administrative Expense or a Priority Claim.




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         2.42 IMPAIRED CLAIMS: The Claims in Class 6. Generally, Section 1124 of
the Bankruptcy Code provides that a Class of Claims or Interests is impaired under a plan if the plan alters the legal or equitable rights of the claimants or interest holders in the class.
         2.43 INITIAL DISTRIBUTIONS: The thirty-five percent (35%) payment and the issuance of the Reorganization Notes to Class 6 Creditors, the sixty-five percent (65%) payment to Class 6 Creditors electing the Discounted Cash Option, and the payment to Class 7 Creditors.
         2.44 INSURANCE PROCEEDS: The net proceeds payable to the Debtor on life insurance policies owned by the Debtor on the lives of Douglas D. Brendle, S.
Floyd Brendle and William F. Cosby.
         2.45 INTEREST: An equity interest evidenced by a share certificate in
Brendle's Incorporated.
         2.46 LIQUIDATION: The sale of all assets of the Company following the entry of the Liquidation Order as provided in Article V hereof.
         2.47 LIQUIDATION FUND: A separate adequately secured interest bearing depository account established pursuant to Paragraph 5.4(a) from which payments to Creditors shall be made in the event of Liquidation.
         2.48 LIQUIDATION ORDER: The Order of the Bankruptcy Court which provides for the Liquidation of the Company in accordance with Paragraphs 5.3 and 5.4 hereof.
         2.49 LIQUIDATION TERM: The period beginning with the entry of the
Liquidation Order and ending with the final distribution of the proceeds from the sale or transfer of all remaining estate assets to holders of all Allowed
Creditor Claims and Interests in accordance with the priority established herein.



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         2.50 PARTICIPATION RIGHTS: Upon Reorganization, the rights of Unsecured
Creditors electing the Discounted Cash Option, vested without the necessity of any additional filing, to participate in the Debtor's recovery of Tax Refunds as provided in Paragraph 3.6(c)(3), Insurance Proceeds as provided in Paragraph
3.6(c)(4), Real Estate Proceeds as provided in Paragraph 3.6(c)(5), and Excess
Liquidation Proceeds as provided in Paragraph 3.6(c)(6). The Participation
Rights granted to Class 6 Creditors shall be secured by liens subordinate to the liens granted to secure the Reorganization Credit Facility, provided that the granting of such liens does not adversely affect the Debtor's ability to obtain the Reorganization Credit Facility necessary to fund the Initial Distributions hereunder. The liens granted hereunder may be perfected through an Order in Aid of Consummation or in such other manner as is acceptable to the Creditors
Committee.
         2.51 PLAN: This First Amended Chapter 11 Plan of Reorganization as it
may be modified from time to time.
         2.52 PRIORITY CLAIM: Any Claim, other than a Secured Claim, entitled to a priority of distribution over the Claims of General Unsecured Creditors pursuant to Sections 507 or 364.
         2.53 REAL ESTATE PROCEEDS: Proceeds generated from the sale of the
Debtor's Salisbury and Enka real estate which exceed the greater of (i) $750,000 or (ii) the amount of financing realized from the Salisbury and/or Enka real estate.
         2.54 REORGANIZATION: Substantial Consummation of this Plan by virtue of the Debtor causing the Initial Distributions to be made to Creditors.
         2.55 REORGANIZATION CREDIT FACILITY: The secured credit facility, consisting of an extension of credit (which may require the conveyance of equity) and/or a capital investment, in a principal amount sufficient to enable the Company to fund its payment obligations hereunder,




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



including the Claims of Unsecured Creditors on the Effective Date . This facility may be part of the revolving credit facility that the Reorganized
Company will utilize in its business operations following the Effective Date.
         2.56 REORGANIZATION NOTES: Promissory notes issued to Unsecured
Creditors not electing the Cash Option, and having attributes more particularly set forth in Paragraph 3.6(c)(1)(B) hereof.
         2.57 REORGANIZED DEBTOR OR COMPANY: Brendle's Incorporated after
Substantial Consummation of the Plan.
         2.58 SECURED CLAIM: Any Claim that is secured by Estate Property to the extent such Claim is subject to allowance as a Secured Claim under Section
506(a).
         2.59 STOCK OF BRENDLE'S INCORPORATED: The common stock, which is currently traded on the NASDAQ National Market System under the symbol BRDLQ at $1.00 par value.
         2.60 SUBSTANTIAL CONSUMMATION: The payment of the Initial Distributions to Class 6 Creditors as provided in Paragraph 3.6(c)(1) and the payment to Class
7 Creditors as provided in Paragraph 3.7(c), shall constitute Substantial
Consummation of the Plan. In the event the Liquidation Order is entered, Substantial Consummation shall occur upon the first distribution to Creditors from the Liquidation Fund.
         2.61 TAX CLAIMS: Any Claim by a federal, state or local taxing authority, including a Claim for ad valorem taxes, entitled to priority pursuant to Section 507(a)(7), inclusive of tax claims being paid as a result of the confirmed plan of reorganization in the Debtor's First Case.



                                       12




         2.62 TAX REFUNDS: Refunds received after the Filing Date by the Debtor as the result of refund requests based on ss. 172 of the Internal Revenue Code filed by the Debtor with the Internal Revenue Service prior to the Filing Date.

         2.63 UNSECURED CLAIM: Any Claim that is not a Secured Claim or a
Priority Claim.

         2.64 UNSECURED CREDITOR: The holder of a General Unsecured Claim.

         2.65 UNSECURED CREDITORS COMMITTEE: The Committee of Unsecured
Creditors appointed by Order of the Bankruptcy Court on April 25, 1996.

                                  ARTICLE III
                  CLASSIFICATION, IMPAIRMENT AND TREATMENT OF
                              CLAIMS AND INTERESTS

         3.1      CLASS 1 - ADMINISTRATIVE EXPENSES:
                  ---------------------------------
                  A.  CLASSIFICATION: Class 1 Claims consist of all claims for
Administrative Expenses.
                  B.  IMPAIRMENT:  Class 1 Claims are not impaired.
                  C.  TREATMENT:
                      (1) UPON REORGANIZATION: Each holder of an Allowed
                  Administrative Expense shall receive the full amount of its
                  Allowed Administrative Expense in cash on the Effective Date;
                  provided, however, that Administrative Expenses representing
                  (i) post-petition liabilities incurred in the ordinary course of business by the Debtor, and (ii) post-petition liabilities arising under loans or advances to the Debtor whether or not incurred during the ordinary course of business, shall be paid by the Reorganized



                                       13




                  Company in accordance with the terms and conditions of the particular transaction relating to such liability and any
                  agreement relating thereto; and provided further, that
                  Administrative Expenses representing compensation or
                  reimbursement of expenses for professionals shall be paid in accordance with orders and procedures applicable to this
                  Chapter 11 case.
                      (2) UPON LIQUIDATION: Administrative Expenses incurred
                  prior to the Effective Date shall be paid as provided in
                  Paragraph 3.1(c)(1). Administrative Expenses incurred after the Effective Date shall be paid from the Liquidation Fund as incurred and when due.
         3.2      CLASS 2 - WAGE AND BENEFIT CLAIMS:
                  A. CLASSIFICATION: Class 2 Claims shall consist of all allowed
Employee Wage and Benefit Claims entitled to priority pursuant to Section
507(a)(3) and (4). Brendle's is aware of no such Claims.
                  B. IMPAIRMENT: Class 2 Claims are not impaired.
                  C. TREATMENT:  Class 2 Claims shall be paid in full, in cash on the later of the Effective Date or the date which is twenty business days after the date on which the Employee Wage or Benefit Claim becomes an Allowed
Claim.
         3.3      CLASS 3 - TAX CLAIMS:
                  A. CLASSIFICATION: Class 3 shall consist of Allowed Tax Claims.
                  B. IMPAIRMENT:     Class 3 Claims are not impaired.
                  C. TREATMENT:



                                       14




                      (1) UPON REORGANIZATION: Allowed Tax Claims shall be paid
                  over a period not exceeding six (6) years after the date of assessment of such claim, in quarterly payments with interest at seven percent (7%) per annum, amortized over that period beginning on the Effective Date and ending on the date which is six years after the date of assessment, or in such other manner as the Reorganized Company and the Class 3 Creditor agree. In the absence of a formal assessment, the date each Tax Claim is determined and allowed by the Court shall be deemed to be the date of assessment of such Claim for purposes of this Paragraph. Payments by the Reorganized Debtor on Tax
                  Claims (other than Tax Claims allowed in the Debtor's First
                  Case) shall not begin until such Claim has been determined and allowed by the Bankruptcy Court. Tax Claims from the Debtor's
                  First Case shall be unaffected by this Plan and such payments shall continue as provided in the plan confirmed in the Debtor's First Case and any arrearage thereon shall be paid on or before the Effective Date; or
                      (2) UPON LIQUIDATION: Allowed Tax Claims shall be paid in
                  full in cash from the Liquidation Fund after sufficient funds are set aside to cover expected Administrative Expenses and Class 2 Allowed Claims. In the event a Tax Claim is a Disputed
                  Claim, the Disputed Claim Reserve shall be funded in a sufficient amount for the payment thereof prior to the payment of any amount to Class 6 from the Liquidation Fund.



                                       15




         3.4      CLASS 4 - FOOTHILL CAPITAL CORPORATION SECURED CLAIM:

                  A. CLASSIFICATION: Class 4 shall consist of the Allowed
Secured Claims of Foothill Capital Corporation, the Debtor's Court approved post-petition lender.
                  B. IMPAIRMENT: The Class 4 Claim is not impaired.
                  C. TREATMENT: Foothill Capital Corporation Claim shall be paid in full in cash on or before the Effective Date of the Plan. Any letters of credit outstanding shall be transferred to the financing facility in place on the Effective Date or shall be otherwise secured in a manner mutually satisfactory to Foothill and the Debtor or as may be approved by the Court. If there should be a Liquidation requiring payments pursuant to the terms of letters of credit, Foothill will be paid, if not from cash on hand, from the first net proceeds derived from the liquidation of inventory.
         3.5      CLASS 5 -AT&T CAPITAL CORPORATION CLAIM:
                  A. CLASSIFICATION: Class 5 shall consist of the Allowed
Secured Claim of AT&T Capital Corporation in connection with lease agreements executed with the Debtor on September 15, 1994 and March 23, 1995. The Debtor's obligations under the AT&T leases are secured by two Letters of Credit issued by First Union National Bank under which AT&T Capital Corporation is the beneficiary.
                  B.  IMPAIRMENT:  Class 5 Claims are not impaired.
                  C. TREATMENT: The Class 5 Claims will be paid in accordance with its terms of the Leases between AT&T and the Debtor provided such Leases are assumed by the Debtor after notice and hearing or as may be otherwise provided in this Plan. In the event the AT&T Leases are rejected, AT&T's Allowed
Secured Claim (determined after notice and hearing) will be satisfied




                                       16




through the Letters of Credit and the balance of such claim, if any, (the deficiency claim), shall be treated and satisfied as a Class 6 Claim pursuant to Paragraph 3.6.
         3.6      CLASS 6 - GENERAL UNSECURED CLAIMS:
                  A. CLASSIFICATION: Class 6 shall consist of the Claims of General Unsecured Creditors.
                  B.  IMPAIRMENT: Class 6 Claims are impaired.
                  C. TREATMENT: The holder of an Allowed Unsecured Claim may by
Ballot elect to be treated under Class 7. All other Allowed Unsecured Claims shall be paid, satisfied and fully discharged as follows:

                      (1)  UPON REORGANIZATION:
                           (A) CASH AND REORGANIZATION NOTE: On the Effective
                  Date, Unsecured Creditors shall receive: (i) cash distributions equal to thirty-five percent (35%) of their respective Allowed Unsecured Claims; and (ii) Reorganization
                  Notes in the principal amount of sixty-five percent (65%) of their respective Allowed Unsecured Claims. The Reorganization
                  Notes will be dated as of the Effective Date and will accrue interest at the rate of eleven percent (11%) per annum. The
                  Reorganization Notes will be paid as follows: interest payments only shall be made on the first and second anniversaries of the Notes; accrued interest plus principal payments based on a twelve (12) year amortization will be paid on the third and fourth anniversary dates of the Notes; and the balance of principal and interest then outstanding shall be paid on the fifth anniversary date of the Reorganization
                  Note. The Reorganization



                                       17




                  Note will be in a standard form for unsecured negotiable notes containing usual and customary acceleration provisions upon default.
                      (B) DISCOUNTED CASH OPTION: Each Unsecured Creditor may,
                  by written notice given to the Debtor on the Ballot within the time fixed for filing acceptances or rejections to the Plan, elect not to receive the thirty-five percent (35%) cash payment and the Reorganization Note but to receive instead, on the Effective Date, a cash payment of sixty-five percent (65%) of its Allowed Unsecured Claim. In the absence of one or more
                  Tax Refund Distributions as provided in Paragraph 3.6(c)(3), the recovery of Insurance Proceeds as provided in Paragraph
                  3.6(c)(4), the recovery of Real Estate Proceeds as provided in Paragraph 3.6(c)(5) or the recovery of Excess Liquidation
                  Proceeds as provided in Paragraph 3.6(c)(6), the sixty-five percent (65%) distribution provided in this Paragraph shall be in full and complete satisfaction of each Unsecured Creditor's
                  Allowed Claim.


                  (2) UPON LIQUIDATION: Unsecured Creditors, regardless of any election made under Paragraph 3.6(c)(1)(B) above, shall receive periodic distributions from the Liquidation Fund, as provided in
         Article V, until all Allowed Unsecured Claims, together with interest at the rate of eight percent (8%) per annum from the Petition Date, shall have been paid in full and thereupon fully discharged. An election to take the Discounted Cash Option shall not effect a reduction in the Unsecured Claim if the Liquidation Order is entered.

                  (3) TAX REFUND DISTRIBUTION: Upon Reorganization the Tax
         Refunds received by the Debtor as a result of refund requests filed pre-petition (as are more particularly



                                       18




          described in Paragraph 5.6(b)) which are no longer subject to recapture by the Internal Revenue Service, shall first be distributed to the holders of Reorganization Notes, pro-rata, to be applied against the principal balance then due under such Notes until the same are paid in full. After the Reorganization Notes have been satisfied and discharged, seventy-five (75%) of the remaining proceeds, if any, from the Tax Refunds shall be distributed pro-rata to holders of Allowed Unsecured Claims electing the Discounted Cash Option until each such Creditor shall have received an additional distribution of thirty-five percent (35%) of its Allowed Unsecured Claim. The distributions shall be made as soon as practicable following receipt of a Tax Refund which is no longer subject to recapture by the Internal Revenue Service, and each Creditor shall receive with its distribution a statement reflecting the amount of the Tax Refund received and the calculation supporting such Unsecured Creditor's distribution of a portion thereof. In the event Tax Refunds serve as collateral for the Reorganization Credit Facility and are paid or applied against such facility, the amount so paid or applied shall be promptly drawn from the facility by the Debtor and used to make the payments to Creditors required herein. In the event of Liquidation, Tax Refunds shall first be applied against the Reorganization Credit
          Facility (to the extent Tax Refunds serve as collateral for such facility) and the balance, if any, shall be deposited in a Liquidation
          Fund for distribution in accordance with Article V.
                  (4) DISTRIBUTION OF INSURANCE PROCEEDS: Upon Reorganization, subject to prior lien rights granted as a part of the Reorganization
          Credit Facility, Insurance Proceeds received by the Company shall be distributed to the holders of Reorganization Notes, pro-rata, to be applied against the principal balance then due under such notes until the same are


                                       19




          paid in full. After the Reorganization Notes have been satisfied and discharged, seventy-five percent (75%) of the remaining Insurance
          Proceeds, if any, shall be distributed pro-rata to holders of Allowed
          Unsecured Claims electing the Discounted Cash Option until each such Creditor shall have received an additional distribution of 35% of its Allowed Unsecured Claim. The distribution shall be made as soon as practical following receipt of Insurance Proceeds and each Creditor shall receive with its distribution a statement reflecting the amount of the Insurance Proceeds received and the calculation supporting each such Creditors' distribution of a portion thereof. In the event
          Insurance Proceeds serve as collateral for the Reorganization Credit
          Facility and are paid or applied against such facility, the Debtor shall cause a draw in a like amount to be made against the facility and the proceeds of such draw shall be paid to Unsecured Creditors in lieu of Insurance Proceeds. In the event of Liquidation, Insurance
          Proceeds shall first be applied against the Reorganization Credit
          Facility (to the extent Insurance Proceeds serve as collateral for such facility) and the balance, if any, shall be deposited in the Liquidation Fund for distribution in accordance with Article V.

          (5) REAL ESTATE PROCEEDS: Upon Reorganization Real Estate Proceeds received as the result of the sale of the Debtor's Salisbury or Enka real estate which exceed the greater of (i) $750,000 or (ii) the amount of financing realized from the Salisbury and/or Enka real estate used to partially fund this Plan, shall be first distributed to the holders of Reorganization Notes, pro-rata, to be applied against the principal balance then due under such notes until the same are paid in full. After the Reorganization Notes have been satisfied and discharged, seventy-five percent (75%) of the remaining Real Estate
          Proceeds shall be




                                       20




          distributed pro-rata to holders of Allowed Unsecured Claims electing the Discounted Cash Option until each such Creditor shall have received an additional aggregate distribution as a result of its Participation Rights of thirty-five (35%) of its Allowed Unsecured
          Claim.
                  (6) EXCESS LIQUIDATION PROCEEDS: If this Plan is consummated as a Reorganization and substantially all of the Debtor's assets are liquidated within one year of the Effective Date, the Excess
          Liquidation Proceeds shall be distributed pro-rata to holders of Allowed Unsecured Claims electing the Discounted Cash Option until each such Creditor shall have received an additional distribution
          (from all sources) of 35% of its Allowed Unsecured Claim prior to any distribution to stockholders on account of their equity interests in the Debtor.
         3.7      CLASS 7 - CONVENIENCE CLAIMS:
                  A.  CLASSIFICATION: Class 7 Claims shall consist of all
Convenience Claims.
                  B.  IMPAIRMENT: Class 7 Claims are not impaired.
                  C. TREATMENT: Class 7 Claims shall be paid in full, in cash on the Effective Date up to a maximum of $100.00 per Allowed Claim. A Class 6
Creditor may elect to have its Claim treated as a Class 7 Claim.
         3.8      CLASS 8 - SHAREHOLDERS:
                  A. CLASSIFICATION: Class 8 shall consist of the owners of the Stock of Brendle's Incorporated.
                  B.  IMPAIRMENT: Class 8 Interests are not impaired.




                                       21




                  C.  TREATMENT:
                      (1) UPON REORGANIZATION: The Class 8 Shareholders shall retain their stock and shall be entitled to all the rights and privileges thereof, including, but not limited to, the right to participate in the shareholders meeting pursuant to Paragraph 4.5 hereof.
                      (2) UPON LIQUIDATION: Shareholders shall retain their respective equity interests and shall be entitled to pro-rata distributions from the Liquidation Fund after all Allowed Creditor
          Claims have been paid in full and discharged.
                                   ARTICLE IV
                           IMPLEMENTATION OF THE PLAN
         4.1 GENERALLY: This Plan is the outgrowth of a strategic downsizing and repositioning plan conceived by the Company prior to the advent of this Chapter
11 case. Substantial progress has been made toward the implementation of the Plan, including the closing of 18 store locations and the liquidation of the inventory and personal property contained therein. The proceeds of the inventory liquidation have been used to repay borrowings of the Company under its line of credit with Foothill Capital Corporation, to provide the Company with a source of capital to be used for, among other things, the renovation and restructuring of the 12 remaining stores, to meet the working capital requirements of the business, to provide a source of funds for the repayment of debt pursuant to the Plan, and to pursue the Company's strategic plan.
         4.2 FUNDING REQUIREMENT: The Plan provides that on the Effective Date, the Company will satisfy and fully discharge all past due liabilities asserted against the Company exclusive of certain Tax Claims and General Unsecured
Creditor Claims. In addition, the Plan provides an option pursuant to which each Unsecured Creditor may elect the Discounted Cash Option and thereby receive a one-


                                       22


time cash payment equal to sixty-five percent (65%) of the amount of its Allowed General Unsecured Claim , and Participation Rights in the Contingent
Assets in full satisfaction thereof. The amount of funding necessary in order for the Reorganized Company to pay its obligations on the Effective Date is dependent, in part, upon the aggregate amount of Allowed Claims held by Unsecured Creditors electing the Discounted Cash Option. Moreover, the amount of funding may also be influenced by Claims litigation and the amount of Administrative Expense Claims of court appointed professionals. A summary of Claims and an estimate of the amount of cash necessary to satisfy such Claims on the Effective Date is as follows:



Secured Claim of Foothill Capital Corporation -                       $        -0-
Employee Related Claims -                                                      -0-
Tax Claims -                                                                64,192
Lease and Executory Contract Assumption Claims -                           184,000
Administrative Claims -                                                    257,000
Initial Thirty-Five Percent (35%) Distribution to Unsecured Creditors-     708,750
Unsecured Creditors (Discounted Cash Option)-                            7,458,750
Convenience Claims -                                                         3,142
                                                                      ------------
                                                              Total:  $ 8,675,834

         4.3 FUNDING SOURCES: The sources of funding available to the Company to fund its obligations under the Plan are more particularly described in the Disclosure Statement accompanying the Plan. However, generally the sources consist of cash on hand (projected to be $2.0 million) and borrowings from the revolving line of credit available to the Company, which the Company projects will be in an amount sufficient to fund the balance of initial payments to Creditors described above.
         4.4 REVESTING OF PROPERTY IN THE COMPANY: Upon Reorganization, all Estate Property shall revest in Brendle's on the Effective Date. In the event of Liquidation, however, Estate Property shall not revest in Brendle's but shall be retained by the Debtor throughout the liquidation process.

         4.5 SHAREHOLDERS MEETING: In the event of Reorganization, within sixty
(60) days after the Effective Date, there will be conducted a Shareholders Meeting at which a new board of directors for the Company consisting of no less than three nor more than seven members will be elected. In no event shall the membership of the new board be in an even number. This Paragraph shall not apply in the event of Liquidation. This paragraph shall not limit, restrict, or otherwise alter or prejudice any rights or privileges to which shareholders are entitled under the Debtor's Charter and By-Laws and applicable North Carolina corporate law.
                                    ARTICLE V
                       DEFAULT AND LIQUIDATION PROVISIONS
         5.1 GENERALLY: The purpose of this Article is to provide alternatively for a plan of orderly liquidation of the Company's assets in the event the Company fails to fund its initial payment obligations under the Plan, or if it becomes clear that Reorganization is not feasible. The Default provisions set forth hereafter thus provide triggering events which establish a basis for the Bankruptcy Court to enter a Liquidation Order which would effectively change the character of this Plan from one of Reorganization to one of Liquidation. The provisions of this Article provide the means and procedures for the sale of the Company's assets and the distribution of the proceeds thereof to the Company's Creditors and shareholders in satisfaction of their respective Claims or Interests.
         5.2 DEFAULT: The following shall constitute events of Default under the Plan.
                  (A) DIP FINANCING DEFAULT: A default occurs under the Foothill post-petition loan which is neither cured nor waived and which results in Foothill's termination of the post-petition loan, unless an alternative facility is established and funding thereunder becomes available within forty-five (45) days following the termination of the existing facility by Foothill;

                  (B) EBITDA DEFAULT: The Debtor fails to achieve EBITDA (earnings before interest, taxes, depreciation and amortization) for the respective months of October and November, 1996 of at least the following amounts:
                               October: ($650,000)
                                 November: $ -0-

                  (C)INVENTORY DEFAULT: The Debtor fails to maintain minimum and maximum inventory levels for October, November and December, 1996 are as follows:

                                       Oct.      Nov.      Dec.
                  Minimum Inventory:   20,892    21,319    15,498
                  Maximum Inventory:   25,534    26,057    19,498

                  (D) PAYMENT DEFAULT: The failure of the Debtor to make Initial Distributions to Unsecured Creditors as required by this Plan on or before January 15, 1997; or

                  (E) PLAN MODIFICATION: The Debtor's filing of a Plan Modification which adversely affects the rights of General Unsecured Creditors unless the Unsecured Creditors Committee consents to such modification.

                  5.3 EFFECT OF DEFAULT: Upon the happening of an event of Default, unless waived by the Unsecured Creditors Committee, the following shall occur:

                  (A) ENTRY OF LIQUIDATION ORDER: Upon the occurrence of an event of Default as provided in Paragraph 5.2, the Court shall enter an order which shall provide for the liquidation of the assets of the Company in accordance with this Plan. The Liquidation Order shall be subject to the cure period established in Paragraph 5.4 herein and shall in no way prejudice or impair the right of the Debtor to consummate this Plan as one of Reorganization by making the Initial Distributions to Creditors on or before December 16, 1996 in the event of an October Default, on or before January 8, 1997 in the event of a November Default.
                  (B) CREATION OF LIQUIDATION FUND: Within ten (10) days following the entry of the Liquidation Order, the Debtor shall establish a separate, adequately secured, interest bearing depository account at an institution acceptable to the Committees and the Bankruptcy Administrator. The net proceeds from the sale of Company assets shall be deposited into the Liquidation Fund on an ongoing basis. The Debtor shall be authorized to periodically withdraw from the Liquidation Fund amounts sufficient to cover operating costs in accordance with the Liquidation Budget, and Administrative Expense obligations due professionals under procedures established pursuant to Court orders previously entered in this case.
                  (C) SUBMISSION OF LIQUIDATION BUDGET AND REPORTING
REQUIREMENTS: Within twenty (20) days following the entry of the Liquidation Order, the Debtor shall prepare and file with the Court a proposed Liquidation Budget which shall project operational costs by category, on a monthly basis, for a period of one year. The Liquidation Budget shall not include anticipated professional fees. Following the filing of the budget, the Debtor shall be authorized to withdraw from the Liquidation Fund amounts necessary to meet its obligations as provided in the budget. Parties in interest may object to part or all of the proposed Liquidation Budget and the Court may approve or disapprove specific portions thereof. Throughout the Liquidation Term, the Debtor shall submit monthly reports to the Court setting forth appropriate financial information as well as a summary of the liquidation activities conducted by the Company for the preceding month. Each monthly report shall be filed with the Court and served upon the Committees not later than the 25th day of the next following month.

                  (D) SALE OF OPERATING ASSETS: Upon the entry of the Liquidation Order, the Debtor and a representative of the Unsecured Creditors Committee shall enter into negotiations with inventory liquidation specialists for the sale of the Debtor's inventory in its operating stores and in the Debtor's warehouse facility. The Debtor and the Committee representative shall jointly decide upon the selection of a liquidation specialist and the procedure to be employed in the inventory liquidation process, which shall be embodied in a proposed contract with the liquidation specialist. The Debtor shall file a motion with the Court seeking approval of the sale under terms and conditions set forth in the proposed contract. If the Debtor and the Committee are unable to agree on the liquidation specialist or the terms of a proposed contract, each may file a motion seeking approval of the sale on terms it believes appropriate. A contract may only be approved after notice and hearing, and the standards enunciated in Section 363 shall apply. In addition to the sale of its inventory, the Debtor shall take reasonable steps to effectuate the sale of all remaining personal property, including furniture, fixtures and equipment located within its operating stores as well as within its corporate headquarters. Additionally, the Debtor may engage, with Court approval on an expedited basis, one or more professionals to assist the Debtor in marketing its store leases and the Company owned store. In connection with the sale and liquidation of its assets, the Debtor shall take reasonable steps to conclude the liquidation process within 180 days of the date on which the Liquidation Order is entered.
         5.4 CURE PROVISION: Notwithstanding the existence of an event of Default as provided in Paragraph 5.2, or the entry of the Liquidation Order, the Debtor shall have through and including December 16, 1996 with respect to an October Default and through and including January 8, 1997 in the event of a November Default to make the Initial Distributions to Creditors and to consummate this Plan as one of Reorganization. In the event the Debtor makes the Initial Distribution to Creditors on or before the cure dates stated above (December 16, 1996 or January 8, 1997), the Debtor shall be deemed to be in full compliance with the terms of this Plan and the Plan shall proceed as one of Reorganization and the liquidation provisions contained herein shall have no force or effect.
         5.5 LIQUIDATION UPON MOTION OF THE DEBTOR: Regardless of whether an event of Default has occurred, the Debtor may file a motion seeking entry of a Liquidation Order if the Debtor's Board of Directors determines in the exercise of its business judgment that the Debtor is not viable as a going concern. Upon the filing of the Liquidation Motion by the Debtor, the Court shall conduct a hearing upon notice to the Committees, the Internal Revenue Service, the North Carolina Department of Revenue, and the Securities and Exchange Commission.
         5.6 DISTRIBUTION PRIORITY: In the event the Liquidation Order is entered, this Plan becomes one of Liquidation and distribution from the Liquidation Fund shall follow the following priority:
                  (A) LIQUIDATION COSTS: First, liquidation costs, as provided in the Debtor's Liquidation Budget, shall be paid without further order, notice or hearing. Specific liquidation costs which exceed one hundred ten percent (110%) of the amount budgeted for such cost shall not be paid absent consent of the Committees or specific Court authorization upon such notice and hearing, if any, as the Court considers appropriate in light of circumstances then existing, and taking into account the expense to be paid.
                  (B) ADMINISTRATIVE EXPENSES OF PROFESSIONALS: Second, fees and expenses of professionals employed by the Debtor, the Unsecured Creditors Committee and the Equity Security

Holders Committee shall be paid pursuant to Orders and procedures applicable to this Chapter 11 case.
                  (C) PRIORITY CLAIMS AND UNSECURED CLAIMS: Third, Allowed Creditor Claims shall be paid in accordance with the statutory priority payment scheme set forth in Sections 507 and 726. Specific Court authorization shall not be required for payment of claims of the type set forth in Sections 507(a)(1) [other than professional fees], 507(a)(3), 507(a)(4), 507(a)(6), and 507(a)(8).
Distributions to holders of Allowed Class 6 Claims may be made on a pro rata basis only after all Claims of higher priority and Allowed Class 7 Claims have been paid and adequate reserves have been established for the payment of future liquidation expenses and professional fees and expenses. The Debtor shall file an appropriate pleading served on the Committees setting forth its intent to make a partial distribution to holders of Allowed Unsecured Claims and such distribution may be made ten (10) days after service unless an objection to the proposed payment has been filed by any party in interest or the Court determines that a hearing concerning the proposed distribution is necessary. In the event an objection is filed and/or if a hearing is held concerning the distribution, such distribution will only be made upon entry of an appropriate order of the Court.
                  (D) EQUITY INTERESTS: Following the full payment of all Allowed Unsecured Claims, and after sufficient reserves have been set aside for payment of Company expenses, the funds remaining in the Liquidation Fund shall be used for distribution(s) to the Company's shareholders on a periodic pro-rata basis in accordance with procedures agreeable to the Equity Security Holders Committee which shall be contained in an Order in Aid of Consummation of the Plan.

         5.7 PRESERVATION OF CERTAIN ASSETS: The Company has two assets of uncertain value which, to the extent possible, shall be protected and preserved during the Liquidation term. They are as follows:

                  (A) LIFE INSURANCE POLICIES: The Company owns and maintains on a current basis certain whole life insurance policies on former officers and major shareholders which are more particularly described in the Disclosure Statement. In the event of Reorganization, the Debtor will borrow against the policies and use the proceeds to partially fund the Initial Distributions. In the event of Liquidation, no action will be taken with respect to the policies (except for the payment of premiums thereon) without an order of the Court approving such action entered after notice and an opportunity to be heard has been given to the Committees.
                  (B) TAX REFUNDS CLAIMED BY THE COMPANY PURSUANT TO SECTION 172 OF THE INTERNAL REVENUE CODE: Prior to the filing of its bankruptcy petition, the Company engaged the accounting firm of Deloitte & Touche, LLP on a contingent fee basis, to prepare and prosecute tax refund claims based in part on Section 172 of the Internal Revenue Code. Principally through the efforts of Deloitte & Touche, LLP, the Company prepared and filed refund claims, and in 1995, the Company received a preliminary refund of over $4.0 million. Of this amount, the Company received 75% or slightly over $3.0 million and Deloitte & Touche, LLP received a 25% contingency fee or an amount slightly in excess of $1.0 million. In addition, Brendle's filed additional refund requests for over $13.0 million which are currently under consideration by the Internal Revenue Service. The theory advanced by Deloitte & Touche, LLP in connection with these refund claims is untested and uncertain although Brendle's believes its claims to be meritorious and supportable. Since the IRS has asserted a Claim in this case for a return of the refund received by Brendle's, upon Liquidation



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



sufficient funds will need to be set aside for payment of this Claim prior to any distribution to General Unsecured Creditors. Upon Reorganization, any Allowed Claim of the IRS will be paid over a period not to exceed six (6) years as provided in Paragraph 3.3(c).
                                   ARTICLE VI
                       ACCEPTANCE OR REJECTION OF THE PLAN

         6.1 SEPARATE VOTING: Each Impaired Class of Claims or Interests shall be entitled to vote separately as a Class to accept or reject the Plan.
         6.2 ACCEPTANCE BY CLASSES: Consistent with Section 1126(c) and except as provided in Section 1126(e), a Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of that Class that have timely and properly voted to accept or reject the Plan.
         6.3 PERSONS ENTITLED TO VOTE: Holders of record, as of the date of entry of the Order approving the Disclosure Statement, of Allowed Claims in Class 6 will be entitled to vote to accept or reject the Plan.
                                   ARTICLE VII
                PROVISIONS CONCERNING UNDELIVERABLE DISTRIBUTIONS
         7.1 UNDELIVERABLE DISTRIBUTIONS: If the Reorganized Company (or the Debtor, if in liquidation) is unable to make a payment or distribution to the holder of an Allowed Claim under the Plan for lack of a current address for the holder or otherwise, it shall file with the Bankruptcy Court, the name and, if known, the last known address of the holder and the reason for inability to make payment, and if, after the passage of thirty (30) days and after any additional effort to locate the holder that the Bankruptcy Court may direct, the payment or distribution still cannot be made, the payment or distribution and any further payment or distribution to the holder shall be retained by the Reorganized Company (or the Debtor, if in liquidation) and the Claim shall be deemed discharged to the same extent as if payment or distribution had been made to the holder of a Claim or Interest.
                                  ARTICLE VIII
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
         8.1 ASSUMPTION AND REJECTION UNDER REORGANIZATION: If this Plan is consummated as a Reorganization, on the Effective Date all executory contracts and unexpired leases ("executory contracts") of the Debtor and the Reorganized Company which either (a) have not been assumed or rejected pursuant to Order of the Court prior to the Effective Date, or (b) are not the subject of a pending motion to assume or reject, or to establish other procedures for the assumption or rejection, filed with the Bankruptcy Court on or before the Effective Date, shall be assumed by the Debtor and the Reorganized Company pursuant to Section 1123(b)(2) without further order of the Bankruptcy Court. Any payment to cure defaults that may be required by Section 365(b)(1) shall be made in cash on the Effective Date or, in the case of executory contracts subject to a pending motion, at such other time as the Court may direct. Payments to cure defaults shall be made to the entity that filed a proof of Claim or, if no proof of Claim was filed, to the entity that was scheduled, unless proof of transfer of the Claim has been filed in accordance with Bankruptcy Rule 3001(e)(1) or 3001(e)(2). In the event of a dispute regarding the amount of the payment required to cure any default or the ability of the Debtor to provide adequate assurance of future performance, or in the event of a dispute concerning the interpretation or construction of any provision in any assumed executory contract, the Debtor shall be bound by the final Order resolving the dispute. All executory contracts which have been assumed or rejected by the Debtor pursuant to Orders entered in this Chapter 11 case prior to Effective Date shall be unaffected by this Plan.
         8.2 ASSUMPTION AND REJECTION UPON LIQUIDATION: Upon Liquidation, all executory contracts not subject to a pending motion to assume or reject, or a pending motion to establish other procedures for the assumption or rejection, shall be deemed rejected sixty (60) days after the Effective Date. The Unsecured Creditors Committee shall have the right to file such pleading or take such action as it deems appropriate with respect to leases between the Debtor and Brenco and the Debtor shall take no action with respect to the Brenco leases (other than passively allowing for their rejection under this Paragraph) without Court authorization upon notice to the Committees.
         8.3 BAR TO REJECTION DAMAGES: A Claim for damages against the Debtor arising from the rejection by the Debtor of any executory contract or unexpired lease pursuant to this Article VIII shall be forever barred and shall not be enforceable against the Debtor or the Reorganized Company or their respective property or interests in property and no holder of any such Claim shall participate in any distribution under the Plan with respect to that Claim unless a proof of Claim is served on the Debtor or Reorganized Company and filed with the Bankruptcy Court no later than sixty (60) days after the Effective Date, unless the Bankruptcy Court has ordered otherwise.
                                   ARTICLE IX
                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS
         9.1 OBJECTIONS TO CLAIMS: Objections to Claims (including, but not limited to, any Claim arising from or relating to the rejection of any executory contract or unexpired lease pursuant to Article VIII or otherwise) shall be filed with the Bankruptcy Court and mailed to the holder of the Claim to which objection is made in accordance with a schedule established by order entered hereafter by the Court. The Debtor shall act with reasonable promptness to process and resolve all Claims objections. No Disputed Claim shall be compromised by the Debtor except by Court order after notice to the Committees.
         9.2 PAYMENTS AND DISTRIBUTIONS WITH RESPECT TO DISPUTED CLAIMS: Except as otherwise specifically provided elsewhere in the Plan, no payment or distribution shall be made in respect of a Disputed Claim until the Disputed Claim becomes an Allowed Claim.
         9.3 TIMING OF PAYMENTS AND DISTRIBUTIONS WITH RESPECT TO DISPUTED
CLAIMS: Except as otherwise specifically provided elsewhere in the Plan, payments and distributions with respect to each Disputed Claim that becomes an Allowed Claim after the Effective Date shall be made within twenty (20) Business Days after the date that the Disputed Claim becomes an Allowed Claim. Holders of Disputed Claims that become Allowed Claims shall be bound, obligated and governed in all respects by the provisions of the Plan.
         9.4 RETENTION AND ENFORCEMENT OF RIGHTS: Pursuant to Section 1123(b)(3) the Reorganized Company will retain and will have the exclusive right (except as provided in Paragraph 10.4) to enforce against any entity any and all causes of action, claims and rights of the Debtor that arose either before, upon, or after the Filing Date, including the rights and powers of a trustee and debtor in possession and all Bankruptcy Causes of Action, other than those released or compromised as part of or pursuant to the Plan. After the Effective Date, the Debtor or the Reorganized Company, will retain the right to object to Claims after the Confirmation Date in order to have the Bankruptcy Court determine the amount and treatment of any Claim. In the event the Debtor fails to object to a Claim within a reasonable time after receipt of a written demand from the Unsecured Creditors Committee to file such objection, the Unsecured Creditors Committee shall have the right and standing to object to such Claim and to prosecute any counter-claim relating thereto in the name of the Unsecured Creditors Committee.
                                    ARTICLE X
                RELEASES, TERMINATIONS AND SETTLEMENTS OF CLAIMS
                              (REORGANIZATION ONLY)
        10.1 DISCHARGE AND RELEASE BY HOLDERS OF CLAIMS AND INTERESTS: Except for the obligations imposed by the Plan, the distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge, and release of (a) all Claims against, liabilities of, liens on, obligations of, and interests in the Debtor or the Reorganized Company and the assets and properties of the Debtor or the Reorganized Company, whether known or unknown, and (b) all Causes of Action, whether known or unknown, either directly or derivatively through the Debtor or Reorganized Company, against successors and assigns of the Debtor, affiliates of the Debtor, and present and former stockholders, directors, officers, agents, attorneys, advisors, financial advisors, investment bankers, and employees of the Debtor based on the same subject matter as any Claim or Interest, in each case regardless of whether a proof of Claim or interest was filed, whether or not Allowed, or based on any act or omission, transaction or other activity or security instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date, that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not Allowed or whether or not the holder of the Claim or Interest has voted on the Plan. Furthermore, but in no way limiting the generality of the foregoing, except for the obligations imposed by the Plan, any entity accepting any distribution or retaining any Interest pursuant to the Plan shall be presumed conclusively to have released the Debtor and

Reorganized Company, successors and assigns of the Debtor, affiliates of the Debtor, present and former stockholders, directors, officers, agents, attorneys, advisors, financial advisors, investment bankers, and employees of the Debtor, and any entity claimed to be liable derivatively through any of the foregoing, from any Cause of Action based on the same subject matter as the Claim or Interest on which the distribution is received. This release shall be enforceable as a matter of contract against any entity that accepts any distribution or retains any interest pursuant to the Plan.
        10.2 TERMINATION OF GUARANTIES AND CLAIMS OF SUBORDINATION: The classification of, and the manner of satisfying, all Claims under the Plan take into consideration the possible existence of any alleged guaranty by the Debtor of obligations of any entity or entities, including another debtor, and that the Debtor may be a joint obligor(s) with another entity or entities with respect to the same obligation, as well as any contention by Creditors or holders of Interests that the Claims of other Creditors or other holders of Interests may be subordinated to their Claims or Interests by contract or by the certificates or articles of incorporation or by-laws of the Debtor. All Claims against the Debtor based upon or having any benefit of any such guaranty, joint liability, or subordination shall be satisfied, discharged and released in the manner provided in the Plan, and Creditors shall be entitled to only one distribution, and no duplicative or multiple recovery, with respect to any underlying obligation of the Debtor.
                  Except as otherwise provided in the Plan and to the fullest extent permitted by applicable law, all Claims against the Debtor, and all rights and Claims between or among Creditors or holders of Interests relating in any manner whatsoever to Claims against or Interests in the Debtor, based on any contractual, legal or equitable subordination rights, shall be terminated on the Effective Date and discharged in the manner provided in the Plan, and all such Claims, and rights so based and all such contractual, legal and equitable subordination rights to which any entity may be entitled shall be irrevocably waived by the acceptance by such entity (or the Class of which such entity is a member) of the Plan or of any distribution pursuant to the Plan. Pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under the Plan, the provisions of this Paragraph 10.2 shall constitute a good faith compromise and settlement of any causes of action or controversies relating to the matters described in this Paragraph 10.2 which could be brought by any holder of a Claim or Interest. This settlement shall be deemed approved by the Bankruptcy Court as a settlement of all such Causes of Action and controversies. The Bankruptcy Court's approval of this Plan shall constitute an approval of this settlement pursuant to Bankruptcy Rule 9019 and shall constitute a finding that this is a good faith settlement pursuant to any applicable state law, given and made after due notice and opportunity for hearing, and shall bar any such cause of action by any holder of a Claim or Interest against or involving another holder of a Claim or Interest or other Released Entity.
        10.3 SURVIVAL OF INDEMNIFICATION OBLIGATIONS: Notwithstanding anything to the contrary contained in this Plan, the obligations of Debtor to indemnify the present or former directors, officers, agents, employees and representatives pursuant to their respective certificates of incorporation, by-laws, contractual obligations or any applicable laws in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives based upon any act or omission related to service with, for or on behalf of the Debtor shall not be discharged or impaired by confirmation or consummation of this Plan, but shall survive unaffected by the terms of this Plan and shall be performed and honored in full.

        10.4 PREFERENCES: If this Plan is consummated as a Reorganization, on the Effective Date all preference actions that the Debtor or Reorganized Company have commenced or could have commenced pursuant to Section 547, and all rights to withhold any distribution on account of the receipt of any payment that is recoverable under Section 547 shall be deemed waived irrevocably. If this Plan is consummated as a Liquidation this waiver shall not apply.
         10.5 NO RELEASE UPON LIQUIDATION: If this Plan is consummated as a Liquidation, this Article X shall be null and void and shall not prejudice the rights of the Debtor or any Creditor or third party.

                                   ARTICLE XI
                      EFFECTUATION AND SUPERVISION OF PLAN
        11.1 RETENTION OF JURISDICTION: The business and assets of the Debtor shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date if this Plan is consummated as a Reorganization, and until all Estate Property is liquidated and the proceeds distributed hereunder in full if this Plan is consummated as a Liquidation. Subsequent to the Effective Date and until the closing of the Chapter 11 case by the Bankruptcy Court pursuant to
Section 350(a) and Bankruptcy Rule 3022, the Bankruptcy Court shall retain jurisdiction over the Reorganized Company (or the Debtor, if applicable) and the Chapter 11 case for purposes of determining all disputes and other issues presented by or arising under the Plan, including, without limitation, jurisdiction: (a) to determine any and all disputes relating to Claims and Interests and the allowance and amount thereof; (b) to determine any and all disputes among Creditors with respect to their Claims; (c) to resolve disputes as to the ownership of a Claim or Interest; (d) to consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith; (e) to determine any and all applications, motions, adversary proceedings, any contested or litigated matters pending on the Effective Date and arising and/or relating to the Chapter 11 cases or the Plan; (f) to confirm the Plan as modified pursuant to Section 1127(b) or to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order; (g) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, or any documents executed and delivered in connection with the Plan; (h) to enforce the provisions of the Plan relating to the distributions to be made hereunder; (i) to issue such orders, consistent with Section 1142, as may be necessary to effectuate consummation and full and complete implementation of the Plan, including, without limitation, appropriate orders to protect the Reorganized Company against actions taken by holders of Claims or Interests; (j) to determine any Bankruptcy Causes of Action not compromised or released by the Plan; (k) to determine the final amounts allowable as compensation or reimbursement of expenses pursuant to Section 503(b); (l) to hear and determine matters concerning federal, state and local taxes in accordance with Sections 346, 505 and 1146; (m) to resolve any dispute after the Effective Date relating to any bills submitted by any professional employed pursuant to Order of the Bankruptcy Court; (n) to hear and determine any other matter not inconsistent with the Bankruptcy Code; and, (o) to enter a Final Decree closing the Chapter 11 case. . In the event of Liquidation, the Court shall approve or disapprove the sale of the Debtor's assets and as to such sales, Section 363 standards shall apply. Further, the Court shall approve or disapprove the settlement of all Disputed Claims and causes of action by or against the Debtor and the sale or disposition of the Life Insurance Policies.

         11.2 COMMITTEES: If this Plan is consummated as a Reorganization, thirty (30) days following the Effective Date or on such other date as the Court directs, the Committees shall cease to exist and their members and employees or agents (including, without limitation, attorneys, financial advisors, accountants, and other professionals) shall be released and discharged from all further authority, duties, responsibilities, and obligations relating to and arising from and in connection with this Chapter 11 case. In the event this Plan is consummated as a Liquidation, the Committees shall continue to exist and shall be entitled to be heard on all matters until such time as the Court discharges the Committees, or either of them, or the Allowed Claims of Class 6, Creditors shall have been paid in full and fully discharged. Additionally, the Committees, the respective present or former members thereof and the respective employees or agents including, without limitation, attorneys, financial advisors, accountants, and other professionals thereof shall not have or incur any liability to the Debtor, the Reorganized Company, any Creditor, holder of an Interest, other party in interest or any other entity for any act or omission, whether known or unknown, arising out of or relating to the Chapter 11 case or the Debtor except for gross negligence or willful misconduct, and, in all respects, they shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities and shall be deemed to have acted in good faith in so relying.
                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS
        12.1 COMPLIANCE WITH TAX REQUIREMENTS: In connection with the Plan, the Debtor and the Reorganized Company will comply with all withholding and reporting requirements imposed by federal, state and local taxing authorities, and all distributions hereunder shall be subject to such withholding and reporting requirements.

        12.2 BINDING EFFECT OF PLAN: The provisions of this Plan shall be binding upon and inure to the benefit of the Reorganized Company, any entity affected by this Plan and their respective predecessors, successors, assigns, agents, officers and directors.
        12.3 NON-VOTING STOCK: In accordance with Section 1123(a)(6), the Certificate of Incorporation of the Reorganized Company shall contain a provision prohibiting the issuance of non-voting equity securities by the Reorganized Company for a period of one (1) year following the Effective Date.
        12.4 AUTHORIZATION OF CORPORATE ACTION: The entry of a Confirmation Order shall constitute a direction and authorization to and of the Debtor and the Reorganized Company to take or cause to be taken any corporate action necessary or appropriate to consummate the provisions of this Plan prior to and through the Effective Date (including, without limitation, taking such action as may be necessary or appropriate to provide for the funding necessary to retire Creditor Claims as provided herein).
        12.5 MODIFICATION OF THIS PLAN: The Debtor and the Reorganized Company reserve their rights to modify this Plan in accordance with Section 1127.
         12.6 CAPTIONS: Article and Paragraph captions used in this Plan are for convenience only and will not affect the construction of this Plan.
        12.7 METHOD OF NOTICE: All notices required to be given under this Plan, if any, shall be in writing and shall be sent by first class mail, postage prepaid, or by overnight courier:

                              If to the Debtor, to:

                             Brendle's Incorporated
                         1919 N. Bridge Street Extension
                                 Elkin, NC 28621
                               Attn: David Renegar

                                 with copies to:

                      Allman Spry Leggett & Crumpler, P.A.
                         380 Knollwood Street, Suite 700
                          Winston-Salem, NC 27103-4152
                            Attn: R. Bradford Leggett

Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Bankruptcy Court. Any and all notices given under this Plan shall be effective when received.
        12.8 RESERVATION: If the Plan is not confirmed by the Bankruptcy Court for any reason, the rights of all parties in interest in the Chapter 11 Case will be preserved in full. Furthermore, any concession reflected herein is made for purposes of the Plan only, and if the Plan does not become effective, no party in interest in the Chapter 11 Case shall be bound or deemed prejudiced by any such concession, including a vote which accepts the Plan. Nothing contained in the Plan waives or shall be deemed to waive any rights of any holder of an Allowed Claim in the Classes represented by any supporter of the Plan to object to any provisions of the Plan, all such rights being expressly reserved.
         12.9 SAVINGS CLAUSE: If any clause or provision of this Plan is determined by the Bankruptcy Court to be improper or ineffective, the Plan, at the request of the Debtor, may be confirmed without that clause or provision.

                  Respectfully submitted this the 16th day of October, 1996.

                                  BRENDLE'S INCORPORATED

                                  By: Joseph M. McLeish, Jr.
                                      _______________________________________
                                         Joseph M. McLeish, Jr., President
                                            and Chief Executive Officer


R. Bradford Leggett
----------------------------------
R. Bradford Leggett, State Bar No. 2697
C. Edwin Allman, III, State Bar No. 8625
M. Joseph Allman, State Bar No. 13395
ALLMAN SPRY LEGGETT & CRUMPLER, P.A.
380 Knollwood Street, Suite 700
Post Office Drawer 1529
Winston-Salem, NC 27113-5129
Telephone: (910) 722-2300
Attorneys for the Debtor